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                                                                    EXHIBIT 10.8







                              TAX SHARING AGREEMENT


                                     between


                               FORD MOTOR COMPANY,
                               on behalf of itself
                             and the FORD AFFILIATES

                                       and

                               VISTEON CORPORATION
                               on behalf of itself
                           and the VISTEON AFFILIATES






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                               TABLE OF CONTENTS

                             ----------------------
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
1.       Definitions............................................................................2

2.       Administrative and Compliance Matters..................................................6
         (a)      Designation of Agent..........................................................6
         (b)      Pre-Distribution Tax Period Ford Consolidated Returns.........................7
         (c)      Allocation....................................................................7
         (d)      Other Visteon Returns.........................................................7
         (e)      Post-Distribution Conduct of Visteon..........................................7
         (f)      Deductions and Certain Taxes Related to Options...............................7
         (g)      Employee Assignment Agreement.................................................8

3.       Tax Sharing............................................................................8
         (a)      General.......................................................................8
         (b)      Estimated Payments............................................................8
         (c)      Payment of Taxes at Year-End..................................................8
         (d)      Tax Adjustments...............................................................9
         (e)      Allocation of Tax Assets.....................................................10
         (f)      R&E Credit Base Period.......................................................10
         (g)      Visteon Carrybacks...........................................................10
         (h)      Use of Visteon Tax Assets....................................................10
         (i)      Restructuring Taxes..........................................................11

4.       Certain Representations and Covenants.................................................11
         (a)      Representations..............................................................11
                  (i)      Visteon Representations.............................................11
                  (ii)     Ford Representations................................................11
                  (iii)    Visteon and Ford Representations....................................11
                  (iv)     Visteon and Ford Covenants..........................................11
         (b)      Visteon Covenants............................................................12
         (c)      Exceptions...................................................................13
         (d)      Supplemental Rulings.........................................................13

5.       Indemnities...........................................................................14
         (a)      Visteon Indemnity............................................................14
         (b)      Ford Indemnity...............................................................15
         (c)      Discharge of Indemnity.......................................................16

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


                                                                                             Page
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
6.       Subsidiaries..........................................................................16
         (a)      Performance..................................................................16
         (b)      Application to Present and Future Subsidiaries...............................16
         (c)      Disposition of a Ford Affiliate..............................................17

7.       Communication and Cooperation.........................................................17
         (a)      Consult and Cooperate........................................................17
         (b)      Provision of Tax Return Information..........................................18
         (c)      Failure to Cooperate.........................................................19
         (d)      Provision of Information Relating to Material
         Developments..........................................................................19

8.       Tax Proceedings.......................................................................19
         (a)      In General...................................................................19
         (b)      Notice.......................................................................20
         (c)      Participation Rights.........................................................20

9.       Payments..............................................................................21
         (a)      Procedure for Making Payments................................................21
         (b)      Setoff.......................................................................21
         (c)      Interest on Late Payments....................................................21
         (d)      Character of Payments........................................................21

10.      Dispute Resolution....................................................................21
         (a)      Scope of Section.............................................................21
         (b)      Initial Notice of Disagreement...............................................22
         (c)      Negotiation..................................................................22
         (d)      Final Notice of Disagreement.................................................22
         (e)      Selection of Independent Third Party.........................................23
         (f)      Determination by Independent Third Party.....................................23
         (g)      Costs and Expenses Associated with Independent Third
         Party.................................................................................24

11.      Notices...............................................................................24

12.      Costs and Expenses....................................................................25
         (a)      Additional Services..........................................................25
         (b)      Other........................................................................25

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



13.      Termination and Survival..............................................................25

14.      Section Headings......................................................................25

15.      Entire Agreement; Amendments and Waivers; Severability................................25
         (a)      Entire Agreement; Amendments.................................................25
         (b)      Waivers......................................................................26
         (c)      Severability.................................................................26

16.      Governing Law and Interpretation......................................................26

17.      Counterparts..........................................................................26

18.      Assignments; Third Party Beneficiaries................................................26

19.      Further Assurances....................................................................26

20.      Authorization, etc....................................................................27







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                              TAX SHARING AGREEMENT

     This Agreement is entered into as of the 1st day of June, 2000 between Ford Motor Company ("Ford"), a Delaware corporation, on behalf of itself and the Ford Affiliates, and Visteon Corporation ("Visteon"), a Delaware corporation, on behalf of itself and the Visteon Affiliates.

                              W I T N E S S E T H:

     WHEREAS, pursuant to the tax laws of various jurisdictions, certain Visteon Affiliates as defined below, presently file certain tax returns on an affiliated, consolidated, combined, unitary, fiscal unit or other group basis (including as permitted by Section 1501 of the Internal Revenue Code of 1986, as amended (the "Code")) with certain Ford Affiliates, as defined below;

     WHEREAS, Ford both directly and indirectly through its subsidiaries conducts the automaking business and the automotive supply business;

     WHEREAS, Ford has concluded that the separation of its automotive supply business from its automaking business would (i) alleviate competitive barriers to expanding Visteon's automotive supply business beyond sales to the Ford Affiliates, (ii) allow Ford to overcome competitive barriers to making purchases from third-party automotive suppliers, and (iii) enhance Visteon's ability to attract employees and permit Visteon to offer employee incentives more directly tied to the performance of its business;

     WHEREAS, to effectuate the separation of these two businesses, Ford considers it appropriate to restructure its assets and liabilities both within and outside the United States (the "RESTRUCTURING") so as to separate Ford's automotive supply business from its automaking business, which Restructuring will include (i) the transfer (the "CONTRIBUTION") of the assets (including stock of subsidiaries) used in connection with the automotive supply business to Visteon, and (ii) a distribution (the "DISTRIBUTION") (A) to the holders of Ford's common stock, par value $1.00 per share (other than the Ford Motor Company Savings and Stock Investment Plan for Salaried Employees and the Ford Motor Company Tax-Efficient Savings Plan for Hourly Employees (collectively, the "PLANS")) and the holders of Ford's Class B stock, par value $1.00 per share of all shares of the common stock of Visteon held by Ford immediately prior to the Distribution and (B) to the Plans cash in lieu of shares of common stock of Visteon, on the basis of an amount of cash per share of common stock of Ford held by the Plans equal to the fair market value of the number of shares of common stock of Visteon to be distributed with respect to each share of common stock or Class B stock of Ford in the Distribution, with the cash to be used to make such distribution being all or a portion of the cash previously received from Visteon as a dividend;

     WHEREAS, Ford and Visteon intend that the Contribution and the Distribution qualify as free of Federal Tax to Ford and those of its stockholders who will receive common stock of Visteon under Sections 368(a) and 355 of the Code; and

     WHEREAS, the parties wish to (i) provide for the payment of tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of tax returns and provide for certain other matters relating to taxes and (ii) set forth certain covenants and indemnities relating to the preservation of the tax-free status of the Contribution and the Distribution;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

     1. DEFINITIONS.

     As used in this Agreement:

     "AAA" shall have the meaning ascribed to such term in Section 10(e) of this Agreement.

     "AFTER-TAX AMOUNT" means an additional amount necessary to reflect the hypothetical Tax consequences of the receipt or accrual of any payment, using the maximum statutory rate (or rates, in the case of an item that affects more than one Tax) applicable to the recipient of such payment for the relevant tax periods, and reflecting for example, the effect of the deductions available for interest paid or accrued and for Taxes such as state and local income Taxes.

     "ASSIGNED EMPLOYEES" means "Ford Employees," as such term is defined in the letter agreement between Ford and the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America dated October 9, 1999.

     "COMBINED STATE TAX" means, with respect to each United States state or local taxing jurisdiction, any income, franchise or similar Tax payable to such state or local taxing jurisdiction in which a Visteon Affiliate files Returns with a Ford Affiliate, on a consolidated, combined or unitary basis for purposes of such Tax.




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     "DETERMINATION" shall have the meaning ascribed to such term in Section
10(f).

     "DISPUTED ITEM" shall have the meaning ascribed to such term in Section 10(b)(i).

     "DISTRIBUTION DATE" means the date on which the Distribution is effected.

     "EMPLOYEE ASSIGNMENT AGREEMENT" shall have the meaning ascribed to such term in Section 2(g).

     "EXPENSES" shall have the meaning ascribed to such term in Section 12(b).

     "FEDERAL TAX" means any Tax imposed under the Code, including any interest, penalty or other additions to Tax imposed under Subtitle F of the Code.

     "FINAL DETERMINATION" means (i) with respect to Federal Taxes, a "determination" as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870AD and, with respect to Taxes other than Federal Taxes, any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise, (ii) the expiration of a statute of limitations or (iii) the payment of or liability for Tax or any other amount where Ford determines that no action should be taken to recoup such payment or contest such liability.

     "FINAL NOTICE OF DISAGREEMENT" shall have the meaning ascribed to such term in Section 10(d)(i).

     "FORD AFFILIATE" means Ford and any corporation or other entity directly or indirectly controlled by Ford, but excluding any Visteon Affiliate.

     "FORD CONSOLIDATED GROUP" means, at any time, Ford and each corporation or other entity that joins with Ford, with respect to Federal Taxes, in the filing of a consolidated Federal Tax Return and with respect to Combined State Taxes, in the filing of a Combined State Tax Return.

     "FORD INSTALLMENT PAYMENT" means (i) any estimated Federal Tax installment that Ford is required to pay or (ii) any payment required to be made on the due date, without extensions, of a Return that Ford is required to file under the Code, or in either case, any corresponding provision of state or local law.

     "FOREIGN TAX" means any Tax imposed by a Taxing Authority of a jurisdiction outside the United States.






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     "INDEPENDENT THIRD PARTY" means a nationally recognized tax attorney that is a member of a nationally recognized law firm which firm is independent of both parties.

     "INITIAL NOTICE OF DISAGREEMENT" shall have the meaning ascribed to such term in Section 10(b)(ii).

     "IRS" means the Internal Revenue Service.

     "POST-DISTRIBUTION TAX PERIOD" means (i) any tax period beginning and ending after the Distribution Date and (ii) with respect to a tax period that begins on or before and ends after the Distribution Date, such portion of the tax period that commences on the day immediately after the Distribution Date.

     "PRE-DISTRIBUTION TAX PERIOD" means (i) any tax period beginning and ending before or on the Distribution Date and (ii) with respect to a period that begins on or before and ends after the Distribution Date, such portion of the tax period ending on and including the Distribution Date.

     "PRIVILEGE" means any privilege or similar evidentiary rule that may be asserted under applicable law including any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges) and any accountant-client privilege.

     "PRO FORMA COMBINED STATE RETURN" shall have the meaning ascribed to such term in Section 3(c)(i).

     "PRO FORMA FEDERAL RETURN" shall have the meaning ascribed to such term in
Section 3(c)(i).

     "PRO FORMA RETURNS" shall have the meaning ascribed to such term in Section 3(c)(i).

     "RECIPIENT" shall have the meaning ascribed to such term in Section
10(b)(i).

     "REMITTING PARTY" shall have the meaning ascribed to such term in Section 10(b)(ii).

     "RESTRUCTURING TAX" shall mean any Tax imposed in connection with the Restructuring on a Ford Affiliate or a Visteon Affiliate that would not have been imposed had the Restructuring not occurred.

     "RETURN" means any tax return, statement, report or form (including estimated tax returns and reports, extension requests and forms, information




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returns and reports, amended returns and requests for refunds) required to be filed with any Tax Authority.

     "RULING DOCUMENTS" means (a) any request for a ruling filed with any Tax Authority together with any supplemental filings or ruling requests or other materials subsequently submitted on behalf of Ford, its subsidiaries and/or its shareholders to such Tax Authority, the appendices and exhibits thereto, and any rulings issued by a Tax Authority to any Ford Affiliate or Visteon Affiliate, in connection with the Restructuring or (b) any materials submitted to any outside counsel in connection with obtaining an opinion relating to the Tax status of the Restructuring.

     "SUPPLEMENTAL RULING" means any ruling issued after the Distribution Date
(a) by the IRS in connection with the Restructuring or (b) by any other Tax Authority, addressing the application of a provision of the laws of another jurisdiction to any transaction undertaken in connection with the Restructuring.

     "SUPPLEMENTAL RULING DOCUMENTS" shall have the meaning ascribed to such term in Section 4(d)(i).

     "TAX" means any net income, gross income, gross receipts, alternative or add-on minimum, sales, use, business and occupation, value-added, trade, goods and services, ad valorem, franchise, profits, license, business royalty, withholding, payroll, employment, capital, excise, transfer, recording, severance, stamp, occupation, premium, property, asset, real estate acquisition, environmental, custom duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by a Tax Authority.

     "TAX ASSET" means any Tax Item that may have the effect of reducing any Tax, including, without limitation, any net operating loss, net capital loss, investment tax credit, foreign tax credit, or charitable deduction or any deductions and credits related to alternative minimum taxes.

     "TAX AUTHORITY" means any governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction pursuant to applicable law over the assessment, determination, collection or imposition of any Tax (including the IRS).

     "TAX ITEM" means any item of income, gain, loss, deduction or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

     "TAX PROCEEDING" means any tax audit, dispute or proceeding (whether administrative or judicial), including a refund claim or any proceeding arising therefrom.




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     "VISTEON ACQUISITION TAX" means any Tax imposed by reason of the application of Section 355(d) or (e) of the Code or any similar state or local Tax that would not have been imposed had the Distribution not occurred other than such a tax resulting from an acquisition by one or more persons of a "fifty percent or greater interest" (within the meaning of Section 355(d)(4) of the Code) in Ford.

     "VISTEON AFFILIATE" means Visteon and any corporation or other entity directly or indirectly controlled by Visteon before, on or after the Distribution Date.

     "VISTEON COMBINED STATE TAX LIABILITY" means, with respect to any tax period beginning on or after January 1, 2000 and any jurisdiction, an amount of Combined State Taxes determined in accordance with the principles set forth in the definition of Visteon Federal Tax Liability.

     "VISTEON FEDERAL TAX LIABILITY" means, with respect to any tax period beginning on or after January 1, 2000, the Federal Tax liability for such period, computed in accordance with the positions, elections, accounting methods, conventions, and computational methodology used by Ford in preparing the Ford Consolidated Group's Return for such period, but taking into account only the Tax Items of Visteon Affiliates which are included in such Return for such tax period. Such computation shall be made (i) as though the highest rate of tax specified in Section 11(b) of the Code (or any other similar rates applicable to specific types of income) were the only rate set forth in that subsection, (ii) by taking into account any Tax that would be imposed on the Visteon Affiliates pursuant to Section 55 of the Code to the extent the Ford Consolidated Group is subject to such Tax, (iii) by not permitting the Visteon Affiliates any compensation deductions arising in respect of any options on Ford stock, or any Ford restricted stock and (iv) excluding 8/23 of any deductions for commissions paid to Ford Export Services B.V. with respect to export sales by any Visteon Affiliate.

     "VISTEON TAX LIABILITY" means, with respect to any tax period, the sum of the Visteon Combined State Tax Liability for each jurisdiction and the Visteon Federal Tax Liability.

     2. ADMINISTRATIVE AND COMPLIANCE MATTERS.

     (a) Designation of Agent. Each Visteon Affiliate hereby irrevocably authorizes and designates Ford, as its agent, coordinator, and administrator, for the purpose of taking any and all actions (including the execution of waivers of applicable statutes of limitation) necessary or incidental to the filing of any Return or any other Tax proceedings, and for the purpose of making payments to, or




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collecting refunds from, any Tax Authority, in each case relating only to
Returns described in Section 2(b).

     (b) Pre-Distribution Tax Period Ford Consolidated Returns. Ford will prepare, with the assistance of the Visteon Affiliates, the consolidated Federal Tax Returns and Combined State Tax Returns of the Ford Consolidated Group for all Pre-Distribution Tax Periods. Except as provided in the next sentence with respect to such Returns, Ford shall determine (i) the manner in which any Tax Item shall be reported, (ii) whether any extensions should be requested, and
(iii) the elections that will be made by any Ford Affiliate. Subject to Ford's approval, Visteon may decide (i) the manner in which any Visteon Tax Item of any Visteon Affiliate shall be reported, and (ii) the elections that will be made by any Visteon Affiliate. Ford shall have the exclusive right to (i) file, prosecute, compromise or settle any claim for refund, and (ii) determine whether any refunds to which the Ford Consolidated Group may be entitled shall be received by way of refund or credit against the Tax liability of the Ford Consolidated Group.

     (c) Allocation. Ford may, at its option, elect and the Visteon Affiliates shall, if necessary for a valid election, join Ford in electing to ratably allocate Tax Items of the Visteon Affiliates in accordance with relevant provisions of the Treasury Regulations Section 1.1502-76. If Ford exercises its option to make the election, each Visteon Affiliate will provide a statement stating its consent to such election as required under the regulations.

     (d) Other Visteon Returns. Visteon shall be solely responsible for the preparation and filing of all other Returns of the Visteon Affiliates other than Returns described in Section 2(b). Visteon shall be responsible for paying to the applicable Tax Authorities all Taxes shown as due from Visteon or any Visteon Affiliates on such Returns.

     (e) Post-Distribution Conduct of Visteon. On or after the Distribution Date, Visteon will not, nor will it permit any Visteon Affiliate to, make or change any accounting method, change its taxable year, amend any Return or take any Tax position on any Return, take any other action, omit to take any action or enter into any transaction that may reasonably be expected to result in and does result in any increased Tax liability or reduction of any Tax Asset of the Ford Consolidated Group or any Ford Affiliate.

     (f) Deductions and Certain Taxes Related to Options. Ford shall file Returns claiming (i) the Tax deductions attributable to options to purchase stock of Ford or other Ford long-term incentive compensation held by employees and former employees of any Visteon Affiliate, (ii) any deductions for current or deferred compensation incurred or paid by Ford, and (iii) any other similar




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compensation related Tax deductions. The Returns of the Ford Affiliates and the
Visteon Affiliates shall reflect the entitlement of Ford to such deductions. Ford shall prepare and file all applicable Returns and pay the related Tax liability under the Federal Insurance Contributions Act, the Federal Unemployment Tax Act or any state employment tax law.

     (g) Employee Assignment Agreement. Ford shall file Returns which reflect Ford's receipt of payments under the Hourly Employee Assignment Agreement between Ford and Visteon dated as of April 1, 2000 (the "EMPLOYEE ASSIGNMENT AGREEMENT") as income to Ford and payments made by Ford to the Assigned Employees as a compensation or other expense of Ford. The Visteon Affiliates shall file Returns which treat payments made to Ford under the Employee Assignment Agreement in a manner consistent with the preceding sentence.

     3. TAX SHARING.

     (a) General. For each tax period of the Ford Consolidated Group beginning on or after January 1, 2000 during which any Tax Item of any Visteon Affiliate is includible in the consolidated Federal Tax Return of the Ford Consolidated Group, Visteon shall pay to Ford an amount equal to the Visteon Federal Tax Liability, and for each tax period beginning on or after January 1, 2000 during which any Tax Item of any Visteon Affiliate is includible in a Return relating to a Combined State Tax, Visteon shall pay Ford an amount equal to the Visteon Combined State Tax Liability for such tax period, each as shown on the Pro Forma Returns.

     (b) Estimated Payments. Ford shall determine the amount of the corresponding Visteon Federal Tax Liability, or the Visteon Combined State Tax Liability, as the case may be, in connection with any Ford Installment Payment made with respect to any Pre-Distribution Tax Period. Ford shall provide Visteon with notice of such determination no later than 10 days before the date that the applicable payment by Ford is due. Visteon shall, no later than 1 day prior to the due date of Ford's payment, pay to Ford the amount so determined.

     (c) Payment of Taxes at Year-End.

          (i) Not later than 30 days after the due date (including all extensions) for the Ford Consolidated Group's Federal Tax Return, Ford shall deliver to Visteon a pro forma Federal Tax Return (a "PRO FORMA FEDERAL RETURN") reflecting the Visteon Federal Tax Liability. Not later than 30 days after the due date (including all extensions) for each Combined State Tax Return, Ford shall deliver to Visteon the relevant pro




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     forma Combined State Tax Return (each a "PRO FORMA COMBINED STATE RETURN"
     and together with the Pro Forma Federal Return, the "PRO FORMA RETURNS") reflecting the relevant Visteon Combined State Tax Liability. The Pro Forma Returns shall be prepared in good faith in a manner generally consistent with past practice. Each Pro Forma Return shall be delivered together with a statement showing a calculation of the amount to be paid pursuant to
     Section 3(c)(ii).

          (ii) Not later than 10 days after the receipt of each Pro Forma Return, Visteon shall pay to Ford, or Ford shall pay to Visteon, as appropriate, an amount equal to the difference, if any, between (A) the Visteon Federal Tax Liability, if any, or (B) the Visteon Combined State Tax Liability, if any, as the case may be, reflected on such Pro Forma Return for such period and the aggregate of any payments made by Visteon pursuant to Section 3(b) in respect of such period.

     (d) Tax Adjustments.

          (i) Except as otherwise provided in this Agreement, Ford shall be liable for any Tax increase, and shall be entitled to any refund or other benefit, that results from any Tax Proceeding relating to any Tax Return of the Ford Consolidated Group. Except as otherwise provided in this Agreement, Visteon shall be liable for any Tax increase, and shall be entitled to any Tax refund or other benefit, that results from any Tax Proceeding relating to any Tax Return of any Visteon Affiliate other than a Tax Return of the Ford Consolidated Group or a Ford Affiliate.

          (ii) If any Tax Proceeding described in Section 3(d)(i) (other than an adjustment described in Section 3(d)(iv)) results in (A) an increase or decrease in a Tax Item of either a Ford Affiliate or a Visteon Affiliate, for a particular tax period, and (B) a corresponding increase or decrease in a Tax Item of the other party for a different period (other than by way of Tax carrybacks or carryovers), the party incurring a Tax benefit shall pay to the party incurring a Tax detriment the lesser of the amount of such benefit and the amount of such detriment. The amount of any payments made pursuant to this Section 3(d) shall be determined by employing the highest rate of Tax specified in Section 11(b) of the Code or the corresponding provision of any applicable state or local Tax. The amount of any Tax benefit or detriment shall be determined taking into account interest received from or paid to the relevant Tax Authority. Payments required under this Section 3(d)(ii) shall be made at the later of (A) such time or times that the Tax benefits is realized as a refund, a reduction of Tax shown on a Return, or a result of a Tax Authority offsetting the amount



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     due and (B) such time or times that the Tax detriment is realized as an additional assessed amount or as an increase of Tax shown on a Return. The party incurring the Tax detriment shall have the right to review the Tax benefit utilization by the other party.

          (iii) In the event that as a result of a Final Determination or otherwise, Ford is liable for a Tax relating to the Assigned Employees for which it is not compensated by Visteon under the Employee Assignment Agreement, Visteon shall pay Ford an amount equal to such Tax, excluding any portion of such Tax that relates to penalties.

          (iv) In the event that there is a Final Determination that results in a disallowance of a deduction taken by a Ford Affiliate pursuant to Section 2(f), Visteon shall pay to Ford an amount equal to such disallowance determined by employing the highest rate of Tax specified in Section 11(b) of the Code or the corresponding provision of any applicable state or local law.

     (e) Allocation of Tax Assets.

          (i) Except as set forth in Section 3(e)(ii), and except to the extent applicable law or regulations expressly so require, no Tax Assets will be allocated to a Visteon or any Visteon Affiliate for use in Post-Distribution Tax Periods. Ford will allocate to a Visteon Affiliate only that portion, if any, of particular Tax Assets for use in Post-Distribution Tax Periods as applicable law or regulations expressly require to be so allocated.

          (ii) Ford shall allocate to Visteon a portion of the credit arising as a result of a payment by Ford under Section 55 of the Code.

     (f) R&E Credit Base Period. Ford will make the allocations to Visteon required under Section 41(f)(3) of the Code. Visteon agrees that it shall not deviate from the amount of qualified research expenditures allocated to it by Ford.

     (g) Visteon Carrybacks. Whenever permitted to do so by applicable law, Visteon shall elect to relinquish any carryback period which would include any Pre-Distribution Tax Period.

     (h) Use of Visteon Tax Assets. Ford shall have no obligation to indemnify Visteon for the use by any Ford Affiliate of any Tax Asset of any Visteon Affiliate.





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     (i) Restructuring Taxes. Notwithstanding any other provision of this
Agreement or of any other agreement between a Ford Affiliate and a Visteon Affiliate, Visteon shall bear the burden of any Visteon Acquisition Tax. In addition, Visteon shall bear the burden of: (A) any transfer (including sales and use, real estate transfer and property taxes), stamp, recording or similar Tax imposed in connection with the Restructuring on a Ford Affiliate or a Visteon Affiliate, including any Foreign Taxes that are not "income, war profits, and excess profits taxes" within the meaning of Part II of Subchapter A of Chapter 1 of the Code; (B) any Restructuring Taxes that relate to Visteon Global Technologies, Inc.; (C) any Brasilian Tax imposed on a Visteon Affiliate in connection with the acquisition of the Visteon business from Ford Brasil Ltda; and (D) any Restructuring Tax for which a Visteon Affiliate otherwise has an obligation to indemnify Ford under a provision of this Agreement other than this Section 3(i). Ford shall bear the burden of all other Restructuring Taxes.

     4. CERTAIN REPRESENTATIONS AND COVENANTS.

     (a) Representations.

          (i) Visteon Representations. Each Visteon Affiliate represents that the information and representations furnished in any Ruling Document (as modified, qualified or elaborated in any subsequent Ruling Documents) are accurate and complete as of the date hereof, to the extent that such information and representations relate to a Visteon Affiliate or the business or activities of such entity.

          (ii) Ford Representations. Each Ford Affiliate represents that, as of the date hereof, there is no plan or intention to take any action inconsistent with the information and representations furnished in any Ruling Document (as modified, qualified or elaborated in any subsequent Ruling Documents).

          (iii) Visteon and Ford Representations. Each Visteon Affiliate and each Ford Affiliate, respectively, represents that, as of the date hereof, it is not aware of any plan or intention by the current shareholders of Ford to sell, exchange, transfer by gift, or otherwise dispose of any of their stock in, or securities of, Ford or Visteon subsequent to the Distribution, except as described in any Ruling Document (as modified, qualified or elaborated in any subsequent Ruling Documents).

          (iv) Visteon and Ford Covenants. Each Visteon Affiliate and each Ford Affiliate, respectively, covenants (A) to use its best efforts to verify that the foregoing representations made by it in this Section 4(a) are accurate and complete as of the Distribution Date and (B) if, after the date hereof, it obtains information indicating, or otherwise becomes aware, that any such representations are or may be inaccurate or incomplete, promptly to inform Ford or Visteon, as the case may be.

     (b) Visteon Covenants. Visteon covenants to Ford that:

          (i) No Visteon Affiliate will take any action or fail to take any action, which action or failure to act would cause the Contribution and Distribution to fail to qualify under Sections 351(a), 355(a) and 368(a)(1)(D) of the Code or any corresponding provision of state or local law. Without limiting the foregoing, the Visteon Affiliates covenant to Ford that:

               (A) During the two-year period following the Distribution Date, Visteon will not liquidate, merge or consolidate with any other person.

               (B) During the two-year period following the Distribution Date, the Visteon Affiliates will not sell, exchange, distribute or otherwise dispose of assets with an aggregate gross fair market value of greater than $500 million except in the ordinary course of business.

               (C) Following the Distribution, Visteon will, for a minimum of two years, continue the active conduct of the historic business as transferred to it in the Contribution.

               (D) No Visteon Affiliate will take any action inconsistent with the information and representations in the Ruling Documents.

               (E) No Visteon Affiliate will repurchase stock of Visteon in a manner contrary to the requirements of Revenue Procedure 96-30 or in a manner contrary to the representations made in Ruling Documents.

               (F) No Visteon Affiliate will enter into any negotiations, agreements or arrangements with respect to any of the foregoing.

          (ii) No Visteon Affiliate will take or omit to take any action that results in any Restructuring Tax being imposed on any Ford Affiliate in excess of the amount of such Restructuring Tax for which Ford or such Ford Affiliate would be liable under applicable law, based on:

               (A) any specific agreements between a Ford Affiliate and a Visteon Affiliate as to the manner in which the Restructuring and any other relevant transactions are to be treated for tax purposes, and

               (B) to the extent not contrary to the agreements described in
          Section 4(b)(ii)(A), the form of the Restructuring and any other relevant transactions as set forth in agreements between the Ford Affiliates and the Visteon Affiliates.

          (iii) Within the two-year period following the Distribution, Visteon will not take any action (including stock issuances, whether pursuant to the exercise of options (or similar interests) or otherwise, option grants, capital contributions, or redemptions) or omit to take any action which may, either alone or in combination with actions or omissions by Visteon or any other party, result in the imposition of any Visteon Acquisition Tax.

     (c) Exceptions. (i) The Visteon Affiliates may take actions inconsistent with the covenants contained in Section 4(b), if:

               (A) Visteon obtains an opinion of counsel, which counsel and which opinion are acceptable to Ford in its sole discretion, to the effect that such actions will not result in the imposition of any additional Restructuring Tax on a Ford Affiliate and will not affect the status of the Distribution as tax-free to Ford and its shareholders, it being understood that Ford agrees to cooperate with Visteon and use its reasonable best efforts to assist Visteon in Visteon's attempting to obtain, as expeditiously as possible, any opinion described in this Section 4(c)(i)(A); or

               (B) Ford obtains a Supplemental Ruling in accordance with Section 4(d).

     (d) Supplemental Rulings.

          (i) Ford agrees that at the reasonable request of Visteon, Ford shall cooperate with Visteon and use its reasonable best efforts to seek to obtain, as expeditiously as possible, a Supplemental Ruling or other guidance from a Tax Authority for the purpose of confirming (A) the continuing validity of any ruling (including another Supplemental Ruling) previously issued by the IRS or any other Tax Authority, or (B) compliance on the part of a Visteon Affiliate with its obligations under this Section 4. However, Ford shall not be obligated to seek a Supplemental Ruling unless it reasonably believes that the relevant Tax Authority would issue such a ruling. Further, in no event shall Ford file a request for a Supplemental Ruling unless Visteon represents that (A) it has read the request for the Supplemental Ruling and any materials, appendices and exhibits submitted or filed therewith ("SUPPLEMENTAL RULING DOCUMENTS") and
     (B) all information (other than information provided by an external expert) and representations, if any, relating to any Visteon Affiliate contained in the Supplemental Ruling Documents are true, correct and complete in all material respects. Visteon shall reimburse Ford for all reasonable costs and expenses incurred by Ford in obtaining a Supplemental Ruling requested by Visteon. Visteon hereby agrees that Ford shall have sole and exclusive control over the process of obtaining a Supplemental Ruling, and that only Ford shall apply for a Supplemental Ruling. Visteon further agrees that it shall not seek any guidance from the IRS or any other Tax Authority concerning the Restructuring except as set forth in this Section 4(d).

          (ii) If Ford determines to obtain a Supplemental Ruling or other guidance after the date of this Agreement: (A) Ford shall keep Visteon informed in a timely manner of all material actions taken or proposed to be taken in connection therewith; (B) Ford shall (1) reasonably in advance of the submission of any such Supplemental Ruling Documents, provide Visteon with a draft copy hereof, (2) reasonably consider Visteon's comments on such draft copy, and (3) provide Visteon with a final copy of the Supplemental Ruling Documents (in each case, omitting only information concerning Class B stockholders of Ford as Ford shall reasonably determine); and (C) Ford shall provide Visteon with notice reasonably in advance of, and Visteon shall have the right to attend, any formally scheduled meetings with the Tax Authority (subject to the approval of the Tax Authority) that relate to such Supplemental Ruling.

     5. INDEMNITIES.

     (a) Visteon Indemnity. Each Visteon Affiliate will jointly and severally indemnify each Ford Affiliate against and hold them harmless from:

          (i) any state and local Tax of any Visteon Affiliate, and any Foreign Tax of a Visteon Affiliate, excluding any Combined State Tax and excluding (for purposes of this Section 5(a)(i)) any Restructuring Tax;

          (ii) any liability or damage (including Restructuring Taxes) resulting from a violation by a Visteon Affiliate of (A) any representation or covenant in a Ruling Document (as such representation or covenant is modified, qualified, or elaborated in any subsequent Ruling Documents), (B) any representation, covenant or other agreement set forth in this Agreement, or (C) any agreements or covenants between a Ford Affiliate and a Visteon Affiliate pertaining to the Tax matters;

          (iii) any Visteon Acquisition Tax;

          (iv) any Restructuring Tax allocated to Visteon under this Agreement;

          (v) any Tax increase or Tax detriment allocated to Visteon under
     Section 3(d);

          (vi) any Tax imposed on a Ford Affiliate as a result of Visteon's failure to cooperate with Ford under Section 7; and

          (vii) any Tax increase to Ford resulting from Visteon's adoption of a position inconsistent with the allocation set out in Section 3(f);

          (viii) all liabilities, costs, expenses (including reasonable expenses of investigation and attorneys' fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any tax liability or damage described in Section 5(a)(i), (ii), (iii), (iv), (v), (vi) or (vii) including those incurred in any contest relating to the imposition, assessment or assertion of any such tax, liability or damage.

     (b) Ford Indemnity. Each Ford Affiliate will jointly and severally indemnify each Visteon Affiliate against and hold them harmless from:

          (i) any Ford Consolidated Group Tax liability;

          (ii) any separate state or local Tax and any Foreign Tax of a Ford Affiliate;

          (iii) any liability or damage (including Restructuring Taxes) resulting from a violation by a Ford Affiliate of any representation or covenant in a Ruling Document (as such representation or covenant is modified, qualified, or elaborated in any subsequent Ruling Documents);

          (iv) any Tax liability resulting from an acquisition by one or more persons of a "fifty percent or greater interest" (within the meaning of Section 355(d)(4) of the Code) in Ford;

          (v) any Restructuring Tax allocated to Ford under this Agreement;

          (vi) any Tax increase or Tax detriment allocated to Ford under Section 3(d);

          (vii) any Tax imposed on a Visteon Affiliate (other than a Restructuring Tax) as a result of Ford's failure to cooperate with Visteon under Section 7; and

          (viii) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any tax liability or damage described in Section 5(b)(i), (ii), (iii), (iv), (v),
     (vi) or (vii) including those incurred in any contest to the imposition, assessment or assertion of any such tax, liability or damage;

     provided that, Ford will not be required to indemnify Visteon under this
     Section 5(b) to the extent that any liability set forth in this Section 5(b) is described in Section 5(a).

     (c) Discharge of Indemnity. The Visteon Affiliates and the Ford Affiliates, respectively, shall discharge their obligations under Sections 5(a) and 5(b), respectively, by paying the relevant amount to the indemnified party no later than 30 days after the date of receiving notice from Ford or Visteon of a payment made, or a liability of a specified amount, based on a Final Determination.

     6. SUBSIDIARIES.

     (a) Performance. Ford agrees and acknowledges that Ford shall be responsible for the performance of the obligations of each Ford Affiliate under this Agreement. Visteon agrees and acknowledges that Visteon shall be responsible for the performance of the obligations of each Visteon Affiliate under this Agreement.

     (b) Application to Present and Future Subsidiaries. This Agreement is being entered into by Ford and Visteon on behalf of themselves and each Ford Affiliate and each Visteon Affiliate, respectively. This Agreement shall constitute a direct obligation of each such affiliate and shall be deemed to have been readopted and affirmed on behalf of any corporation or other entity which becomes a Ford Affiliate or a Visteon Affiliate in the future.

     (c) Disposition of a Ford Affiliate. If a corporation or other entity ceases to be a Ford Affiliate as a result of a disposition of equity interests in such entity, such entity shall be released from its obligations under this Agreement upon such disposition and no Ford Affiliate shall have any obligation to indemnify any Visteon Affiliate under Section 5(b) for any liability or damage attributable to actions taken by such entity after such disposition.

     7. COMMUNICATION AND COOPERATION.

     (a) Consult and Cooperate. Visteon and Ford shall consult and cooperate (and shall cause each Visteon Affiliate or each Ford Affiliate, respectively, to cooperate) fully at such time and to the extent reasonably requested by the other party in connection with all matters subject to this Agreement. Such cooperation shall include:

          (i) the retention, consistent with Ford's past practice, of all information pertaining to Tax matters relating to the Ford Affiliates and the Visteon Affiliates for the Pre-Distribution Tax Periods, until two years after the expiration of all applicable statutes of limitation (giving effect to any extension, waiver, or mitigation thereof), including all books, records, documentation or other information relating thereto, and including the items specified in Appendix A;

          (ii) the provision, upon reasonable request, of the information described in Section 7(a)(i), including any necessary explanations of such information, and including access to the necessary personnel to provide such information or explanations and including the information referenced in Appendix A;

          (iii) the execution of any document that may be necessary or helpful in connection with any required Return or in connection with any audit, proceeding, suit or action; and

          (iv) the procurement of any documentation from a governmental authority or a third party that may be necessary or helpful in connection with the foregoing.

     Such cooperation also shall include the matters set forth in Section 7(b).

     (b) Provision of Tax Return Information.

          (i) Visteon shall provide Ford all documents and information, and make available employees and officers of the Visteon Affiliates as Ford reasonably requests to prepare any Return described in Section 2(b) or to contest any Tax Proceeding for any such Return. Without limiting the foregoing, in this regard, Visteon agrees to provide the information set forth in Appendix B to this Agreement, on or before the dates set forth therein, with respect to the Ford Consolidated Group Return for Federal Taxes for 2000, and any Combined State Tax Returns for 2000.

          (ii) In the case of any Return for a Pre-Distribution Tax Period that is in Ford's possession and is filed after the date of this Agreement, Ford shall provide Visteon access to and allow Visteon to copy that portion of each such Return to the extent it relates to any Visteon Affiliate, together with all related Tax accounting work papers, not later than 30 days after the date of filing of such Return.

          (iii) In the case of any Return in Ford's possession that was filed before the date of this Agreement, Ford shall use reasonable efforts to provide Visteon access to and allow Visteon to copy that portion of each such Return to the extent that it relates to any Visteon Affiliate together with all related Tax accounting work papers, beginning as soon as reasonably practicable after the date of this Agreement, but in no event beginning later than 15 days after the Distribution Date.

          (iv) After the date of this Agreement, Ford shall afford Visteon access to employees of Ford on a mutually convenient basis during normal business hours to the extent such access may reasonably be required by Visteon to prepare any Return including any Post-Distribution Tax Period Return of Visteon or to contest any Tax Proceeding.

     Notwithstanding any other provision of this Agreement, no Ford Affiliate shall be required to provide any Visteon Affiliate access to or copies of (i) any information with respect to which any Ford Affiliate is entitled to assert the protection of any Privilege, or (ii) any information as to which any Ford Affiliate is subject to an obligation to maintain the confidentiality of such information. Ford shall use reasonable efforts to separate any such information from any other information to which Visteon is entitled to access or to which Visteon is entitled to copy under this Agreement, to the extent consistent with preserving Ford's rights under this Section 7.

     (c) Failure to Cooperate.

          (i) Visteon shall be liable for any Tax imposed on any Ford Affiliate that results from the failure of any Visteon Affiliate (A) to cooperate under this Section 7 or (B) to keep and to make available to Ford the records provided to Visteon by any Ford Affiliate.

          (ii) Ford shall be liable for any Tax imposed on any Visteon Affiliate (other than a Restructuring Tax) as a result of the failure of any Ford Affiliate to cooperate under this Section 7.

     (d) Provision of Information Relating to Material Developments. Ford and Visteon shall keep each other fully informed with respect to any material development relating to the matters subject to this Agreement. The obligations of Ford and Visteon described in the preceding sentence shall include the obligations of the parties to inform one another as set forth in Section 8.

     8. TAX PROCEEDINGS.

     (a) In General.

          (i) Visteon shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of any Visteon Affiliate in any Tax Proceeding relating to any Return described in Section 2(d) and to resolve, settle, or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Proceeding. Visteon shall consult with Ford regarding Visteon's conduct of any such Tax Proceeding the outcome of which may have an impact on the Tax liability of a Ford Affiliate and shall promptly notify Ford of the commencement of such Tax Proceeding. After the Distribution Date, Ford and Visteon shall cooperate in order to transfer to Visteon the exclusive right described in the preceding sentence.

          (ii) Ford shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of any Ford Affiliate or any Visteon Affiliate in any Tax Proceeding not specified in Section 8(a)(i), and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Proceeding. Ford's rights shall extend to any matter pertaining to the conduct, management and control of a Tax Proceeding, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item. Visteon agrees that no claim against Ford and no defense to Visteon's liabilities to Ford under this Agreement shall arise from the resolution by Ford of any deficiency, claim or adjustment relating to the redetermination of any Tax Item.

     (b) Notice. If after the Distribution Date any Ford Affiliate receives written notice of, or relating to, a Tax Proceeding from a Tax Authority that asserts, proposes or recommends a deficiency, claim or adjustment that, if sustained, would result in any Restructuring Taxes for which Visteon could be responsible under this Agreement, Ford shall notify Visteon in writing of such deficiency, claim or adjustment within 30 days of its receipt. If any Visteon Affiliate receives written notice of or relating to a Tax Proceeding from a Tax Authority with respect to a Return described in Section 2(b), Visteon shall provide a copy of such notice to Ford within 30 days of receiving such notice of such Tax Proceeding, provided that in no case shall such notice be provided later than 30 days before a response is required to be provided to the relevant Tax Authority.

     (c) Participation Rights. If a Tax Authority asserts, proposes or recommends a deficiency, claim or adjustment that, if sustained, would result in Restructuring Taxes for which Visteon could be responsible under this Agreement:

          (i) in the case of any material correspondence or filing submitted to the Tax Authority or any judicial authority that relates to the merits of such deficiency, claim or adjustment, Ford shall (A) reasonably in advance of such submission, but subject to applicable time constraints imposed by such Tax Authority or judicial authority, provide Visteon with a draft copy of the portion of such correspondence or filing that relates solely to such deficiency, claim or adjustment, (B) consider, subject to applicable time constraints imposed by such Tax Authority or judicial authority, Visteon's comments on such draft copy of such correspondence or filing, and (C) provide Visteon with a final copy of the portion of such correspondence or filing that relates solely to such deficiency, claim or adjustment.

          (ii) If Visteon acknowledges in writing to Ford that, as between Visteon and Ford, each Visteon Affiliate shall be jointly and severally liable for an amount equal to 100% of any such Restructuring Taxes that are determined pursuant to a Final Determination, then (A) Ford shall take all actions requested by Visteon to contest such deficiency, claim or adjustment, including administrative and judicial proceedings; (B) Visteon shall have the right to fully participate with respect to such deficiency, claim or adjustment and related proceedings and Ford shall accept all reasonable suggestions by Visteon in connection with the management and substance of such proceedings, and (C) in no event shall Ford settle or compromise any such deficiency, claim or adjustment without the written consent of Visteon, which consent shall not be unreasonably withheld.

     9. PAYMENTS.

     (a) Procedure for Making Payments. All payments required to be made under this Agreement shall be made in immediately available funds. Except as otherwise provided in this Agreement, all payments required to be made pursuant to this Agreement will be due 30 days after the receipt of notice of such payment being owed. Payments shall be deemed made when received.

     (b) Setoff. No party shall set off any payment due to such party or one of its affiliates against any payment required to be made under this Agreement by such party or one of its affiliates to the other party or one of its affiliates.

     (c) Interest on Late Payments. Any payment required to be made pursuant to this Agreement that is not made on or before the due date for such payment shall bear interest from the date after the due date to and including the date of payment at a rate determined under Code Section 6621(a)(2). Such interest shall be paid at the same time as the payment to which it relates. Any interest payable pursuant to the preceding sentence that is not paid when due shall bear interest computed in the manner described in the preceding sentence.

     (d) Character of Payments. For Tax purposes, the parties agree to treat any payment (other than payments of interest pursuant to Section 9(c) of this Agreement and After-Tax Amounts) pursuant to this Agreement as a capital contribution by Ford to Visteon or a distribution by Visteon to Ford made in the last tax period beginning before the Distribution and, accordingly, as not includible in the taxable income of the recipient and not deductible by the payor. If pursuant to a Final Determination it is determined that the receipt or accrual of any payment made under this Agreement (other than payments of interest pursuant to Section 9(c)) is subject to any Tax, the party making such payment shall be liable for the After-Tax Amount with respect to such payment. A party may choose not to specify an After-Tax Amount in a demand for payment pursuant to this Agreement without thereby being deemed to have waived its right subsequently to demand an After-Tax Amount with respect to such payment.

     10. DISPUTE RESOLUTION.

     (a) Scope of Section. This Section 10 shall govern all disputes under this Agreement.

     (b) Initial Notice of Disagreement.

          (i) The party (the "REMITTING PARTY") receiving a schedule or other notice regarding a payment required pursuant to this Agreement shall have 30 days from the date of the delivery of such schedule or other notice to register its disagreement with all or a portion of such payment (each such disagreement a "DISPUTED ITEM").

          (ii) The Remitting Party shall register its disagreement by delivering to the other party (the "RECIPIENT") within such 30 day period a written notice (an "INITIAL NOTICE OF DISAGREEMENT") that (A) specifically enumerates each Disputed Item, (B) describes the grounds for the Remitting Party's disagreement with each Disputed Item, and (C) states the amount in dispute (or a good faith estimate thereof) with respect to each Disputed Item.

          (iii) If, within the 30 day period described in Section 10(b)(i), the Remitting Party does not deliver an Initial Notice of Disagreement that satisfies the requirements of Section 10(b)(ii) with respect to all or a portion of a payment described in Section 10(b)(i), then the Remitting Party will be deemed to have (A) accepted and acknowledged its liability for such payment or portion thereof and (B) waived its right to a Determination by an Independent Third Party pursuant to Section 10(f) with respect to such payment or portion thereof.

     (c) Negotiation. During the 60 day period immediately following delivery of an Initial Notice of Disagreement that satisfies the requirements of Section 10(b)(ii), the Remitting Party and the Recipient shall in good faith attempt to resolve their disagreements over each Disputed Item enumerated in the Initial Notice of Disagreement.

     (d) Final Notice of Disagreement.

          (i) The Remitting Party shall have 70 days from the delivery of an Initial Notice of Disagreement to register its continued disagreement with any Disputed Item and to elect to seek a by an Independent Third Party with respect to such Disputed Item pursuant to Section 10(f). The Remitting Party shall do so by delivering to the Recipient within such 70 day period a written notice (a "FINAL NOTICE OF DISAGREEMENT") that (A) specifically enumerates each Disputed Item with respect to which it elects to seek a Determination by an Independent Third Party, (B) describes the grounds for the Remitting Party's continued disagreement with each such

     Disputed Item, and (C) states the amount in dispute (or a good faith estimate thereof) with respect to each such Disputed Item.

          (ii) The failure of the Remitting Party within the 70 day period described in Section 10(d)(i) to deliver a Final Notice of Disagreement, that satisfies the requirements of Section 10(d)(i), with respect to all or a portion of the payment described in Section 10(b) shall be deemed to constitute (A) an acceptance and acknowledgment by such party of its liability for such payment or portion thereof and (B) a waiver by such party of its right to a Determination by an Independent Third Party pursuant to Section 10(f) with respect to such Disputed Item.

          (iii) Any dispute, controversy, or claim relating to or arising out of a Disputed Item contained in a Notice of Final Disagreement shall be finally settled by arbitration before an Independent Third Party pursuant to the provisions of this Section 10.

     (e) Selection of Independent Third Party. If the Remitting Party delivers a Final Notice of Disagreement that satisfies the requirements of Section 10(d)(i) to the Recipient, the parties shall, within 10 days after such delivery, jointly select an Independent Third Party to make a Determination with respect to each Disputed Item enumerated in the Final Notice of Disagreement. If the parties cannot jointly agree on an Independent Third Party to make such Determination within such 10 day period, either party may apply to the American Arbitration Association ("AAA") for the sole purpose of having the AAA select an Independent Third Party from a list of no fewer than two (2) and no more than 5 potential Independent Third Parties which list is acceptable to Davis Polk and Wardwell in its discretion (on behalf of Ford) and Dickinson Wright LLC in its discretion (on behalf of Visteon). If the two law firms fail to approve a list within 15 days of the application of either party to the AAA, the Independent Third Party shall be selected by the AAA.

     (f) Determination by Independent Third Party. The Independent Third Party shall determine the appropriate outcome based upon this Agreement (the "DETERMINATION") with respect to each Disputed Item. The Independent Third Party shall have 90 days from the date that he or she is selected in which to make such Determinations, unless the Remitting Party and the Recipient mutually agree upon an extension of such period or the Independent Third Party, in its discretion, determines that an extension of such period is warranted by exceptional circumstances. The Remitting Party and the Recipient shall provide the Independent Third Party with such information or documentation as the Independent Third Party, in its discretion, deems to be necessary for it to make the Determination requested of it. Any Determination by the Independent Third Party

(as well as any allocation of costs and expenses pursuant to Section 10(g) shall be in writing, shall be delivered to the Remitting Party and the Recipient, and shall be final and binding upon them and enforced as an arbitration award under the United States Arbitration Act, 9 U.S.C. ss. ss. 1-16. The parties explicitly waive any right to seek any judicial review of the substance of the Determination of the Independent Third Party. In making a Determination, the Independent Third Party shall be entitled to use, at the sole cost and expense of the Remitting Party and the Recipient, whatever resources it deems necessary, including accounting and technical services provided by firms chosen by it in its discretion. Any proceedings relating to the determination at which the presence of any personnel or representatives of both parties is required shall take place in Dearborn, Michigan.

     (g) Costs and Expenses Associated with Independent Third Party. The Remitting Party and the Recipient shall be jointly and severally liable to the Independent Third Party for all costs and expenses associated with retaining the Independent Third Party. As between themselves, except as otherwise provided in this Section 10(g), the Remitting Party and the Recipient shall share equally the costs and expenses associated with retaining an Independent Third Party. Where a determination with respect to a Disputed Item is not less than 80% of the amount claimed to be due from the Remitting Party, the Independent Third Party may, in its discretion, allocate to the Remitting Party more than 50% of the costs and expenses associated with such determination. Where a determination with respect to a Disputed Item is less than 50% of the amount claimed to be due from the Remitting Party, the Independent Third Party may, in its discretion, allocate to the Recipient more than 50% of the costs and expenses associated with such determination.

     11. NOTICES.

     Any notice, demand, claim, or other communication under this Agreement shall be in writing and shall be deemed to have been given upon the delivery or mailing thereof, as the case may be, if delivered personally or sent by certified mail, return receipt requested, postage prepaid, to the parties at the following addresses (or at such other address as a party may specify by notice to the other):

     If to Ford, to:

     Ford Motor Company
     Henry Ford II World Center
     The American Road
     Dearborn MI 48121
     Facsimile: (313) 248-7450
     Attention: Dennis Ross
     Vice President - Chief Tax Officer




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




     If to Visteon, to:

     Visteon Corporation
     5500 Auto Club Drive
     Dearborn, MI 48121
     Facsimile:
     Attention: General Counsel


     12. COSTS AND EXPENSES.

     (a) Additional Services. Ford may provide tax services to Visteon for compensation approximately the same as that payable between unrelated parties dealing at arm's length.

     (b) Other. Except as expressly set forth in this Agreement, each party shall bear its own costs and expenses incurred pursuant to this Agreement. For purposes of this Agreement, "EXPENSES" shall include, without limitation, reasonable attorney's fees, accountant's fees and other related professional fees and disbursements.

     13. TERMINATION AND SURVIVAL.

     All rights and obligations arising hereunder with respect to a Pre-Distribution Tax Period shall survive until they are fully effectuated or performed provided, that notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof).

     14. SECTION HEADINGS.

     The headings contained in this Agreement are inserted for convenience only and shall not constitute a part hereof or in any way affect the meaning or interpretation of this Agreement.

     15. ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS; SEVERABILITY.

     (a) Entire Agreement; Amendments. This Agreement, including the exhibits, appendices and other attachments hereto contains the entire understanding of the parties hereto with respect to the subject matter contained herein. No alteration, amendment, modification, or waiver of any of the terms of this Agreement shall be valid unless made by an instrument signed by an authorized officer of each of Ford and Visteon, or in the case of a waiver, by the party against whom the waiver is to be effective.

     (b) Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver hereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege.

     (c) Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable to any extent, this Agreement or such provision or the application of such provision to such party or shall remain in full force and effect to the fullest extent permitted by law and shall not be affected thereby, unless such a construction would be unreasonable.

     16. GOVERNING LAW AND INTERPRETATION.

     This Agreement has been made in and shall be construed and enforced in accordance with the laws of the state of Michigan without giving effect to laws and principles relating to conflicts of law.

     17. COUNTERPARTS.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

     18. ASSIGNMENTS; THIRD PARTY BENEFICIARIES.

     Subject to Section 6(b), this Agreement shall be binding upon and shall inure only to the benefit of the parties hereto and their respective successors and assigns, by merger, acquisition of assets or otherwise (including but not limited to any successor of a party hereto succeeding to the Tax attributes of such party under applicable law). This Agreement is not intended to benefit any person other than the parties hereto and such successors and assigns, and no such other person shall be a third party beneficiary hereof.

     19. FURTHER ASSURANCES.

     Ford and Visteon shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document or other instrument delivered pursuant hereto.

     20. AUTHORIZATION, ETC.

     Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party that this Agreement constitutes a legal, valid and binding obligation of each such party, and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such party.















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




     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first written above.

                    Ford on its own behalf and on behalf of each Ford Affiliate.


                    By:      /s/ Malcolm S. Macdonald
                             -----------------------------------------------
                             Title: Vice President and Treasurer


                     Visteon on its own behalf and on behalf of each Visteon Affiliate.

                     By:      /s/ Daniel R. Coulson
                              ----------------------------------------------
                              Title: Executive Vice President and Chief
                                     Financial Officer